STOCK PLEDGE AGREEMENT

This Stock Pledge Agreement (this “Agreement”) is made as of the 30th day of November, 2007 by and between National Investment Managers Inc., a Florida corporation having an address of 545 Metro Place South, Suite 100, Dublin, OH 43017 (the “Pledgor”), and RBS Citizens, National Association, having a lending office at 28 State Street, Boston, MA 02109 (the “Pledgee”). Pledgor has executed and delivered this Agreement to secure the payment and performance of all of the obligations of Pledgor to Pledgee under (a) a certain Term Promissory Note of even date herewith from the Pledgor to the Pledgee in the maximum principal amount of up to $13,000,000.00 (the “Promissory Note”), (b) a certain Revolving Line of Credit Note of even date herewith from the Pledgor to the Pledgee in the maximum principal amount of $2,000,000.00 (the “RLOC Note”, and together with the Promissory Note, the “Notes”, and (c) that certain Revolving Line of Credit and Term Loan Agreement (the “Loan Agreement”) of even date herewith by and between the Pledgor and Pledgee (collectively, with the Notes, this Agreement and all other documents executed in connection with the above, the “Loan Documents”).

1. Pledge of Stock. The Pledgor hereby represents and warrants that the Pledgor will own on the date hereof, free and clear of any and all claims, liens or encumbrances, except (a) restrictions on transfer arising under applicable law, (b) the security interest created by this Agreement and (c) as otherwise set forth in the Loan Agreement, all of the issued and outstanding shares of the Pledgor, as more particularly described on Schedule I attached hereto (collectively, the “Collateral”), and hereby agrees to pledge, assign, and deliver the same on the date hereof to the Pledgee, for benefit of the Pledgee, to be held by the Pledgee subject to the terms and conditions hereinafter set forth, together with stock powers, if necessary, appropriately executed in blank. The term “Collateral” as used herein includes the securities described above and any additional shares of stock, mutual funds or other securities at any time pledged by Pledgor with the Pledgee hereunder. Upon request by Pledgee, Pledgor shall provide Pledgee with statements as to the then current value of the Collateral.

Any sums or property paid upon or with respect to any of the Collateral upon the liquidation or dissolution of any issuer thereof shall be paid over to the Pledgee to be held by it as security for the Obligations (as defined in Section 3 below); in case any distribution of capital shall be made on or in respect of any of the Collateral or any property shall be distributed upon or with respect to any of the Collateral pursuant to the recapitalization or reclassification of the capital of the issuer thereof or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Pledgee to be held by it as security for the Obligations. All sums of money and property paid or distributed in respect of the Collateral which are received by the Pledgor shall, until paid or delivered to the Pledgee, be held by the Pledgor in trust for the Pledgee as security for the Obligations.

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2. Warranty of Title. The Pledgor warrants that on the date hereof the Pledgor will have good and marketable title to the Collateral described in Section l hereof, subject to no pledges, liens, security interests, charges, options, restrictions or other encumbrances except the security interest created by this Agreement and restrictions on transfer arising under applicable law, and that such Pledgor has power, authority and legal right to pledge the Collateral pursuant to this Agreement. The Pledgor covenants to defend the Pledgee’s rights and security interest in the Collateral against the claims and demands of all Persons whomsoever; and the Pledgor covenants to have the like title to and right to pledge any other property at any time hereafter pledged to the Pledgee hereunder and to likewise defend the Pledgee’s rights and security interest therein. The property at any time pledged with the Pledgee hereunder (whether described herein or not) and all income therefrom and proceeds thereof, shall be included in the definition of “Collateral” for purposes of this Agreement.

3. Security for Obligations. This Agreement and the pledge of the Collateral is made with the Pledgee to secure the payment in full and performance of any and all obligations, indebtedness and liabilities of the Pledgor to Pledgee, now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise including, but not limited to, those arising under or in connection with the Guaranty (collectively, the “Obligations”). In connection with the grant of the security interest made hereby, Pledgor hereby authorizes Pledgee to file or cause to be filed one or more financing statements, amendments to financing statements and/or “in lieu” financing statements with any filing office for the purpose of perfecting or continuing the perfection of the security interest in the Collateral.

4. Dividends, Voting, etc., While No Event of Default. So long as no Event of Default has occurred under any of the Loan Documents and is continuing (or if continuing, has been effectively waived by the Pledgee in writing), the Pledgor, as to the Collateral, shall be entitled to receive all cash dividends paid in respect of the Collateral (subject to the terms, conditions and limitations of the Loan Documents), to vote the Collateral (to the extent otherwise entitled thereto) and to give consents, waivers and ratifications in respect of the Collateral, provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with or violate any provision of this Agreement. All such rights of the Pledgor to vote and give consents, waivers and ratifications with respect to the Collateral shall, at Pledgee’s option, as evidenced by Pledgee’s notifying Pledgor of such election, cease in case an Event of Default shall have occurred and be continuing under the Loan Documents.

5. Remedies Following Event of Default. If an Event of Default shall have occurred and be continuing, the Pledgee shall thereafter have the following rights and remedies in addition to the rights and remedies of a secured party under the Uniform Commercial Code of the Commonwealth of Massachusetts, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, at such time or times as the Pledgee deems expedient:

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(a)
if the Pledgee so elects and gives notice of such election to the Pledgor, the Pledgee may vote any or all shares of the Collateral (whether or not the same shall have been transferred into its name or the name of its nominee or nominees) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it was the outright owner thereof (the Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of the Pledgor with full power of substitution, to do so);

(b)	the Pledgee may demand, sue for, collect or make any compromise or settlement the Pledgee deems suitable in respect of any Collateral held by it hereunder;

(c)
the Pledgee may sell, resell, assign and deliver, or otherwise dispose of any or all of the Collateral, for cash and/or credit and upon such terms, at such place or places and at such time or times and to such Persons as the Pledgee deems expedient, all without demand for performance by the Pledgor or any notice or advertisement whatsoever except such as may be required by law; and

(d)	the Pledgee may cause all or any part of the Collateral held by it to be transferred into its name or the name of its nominee or nominees.

The Pledgee may enforce its right hereunder without any other notice and without compliance with any other condition precedent now or hereafter imposed by statute, rule or law or otherwise (all of which are hereby expressly waived by the Pledgor to the maximum extent permitted by applicable law). If any of the Collateral is sold by the Pledgee upon credit or for future delivery, the Pledgee shall not be liable for the failure of the purchaser to pay for the same and in such event the Pledgee may resell such Collateral. The Pledgee may buy any part or all of the Collateral at any public sale and if any part or all of the Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely-distributed standard price quotations, the Pledgee may buy at private sale and may make payments thereof by any means. The Pledgee may apply the cash proceeds actually received from any sale or other disposition to the reasonable expenses of retaking, holding, preparing for sale, selling and the like, or reasonable attorneys’ fees, and all legal expenses, travel and other expenses which may be incurred by the Pledgee in attempting to collect the Obligations or any of them, or to enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; and then to the Obligations in such order as to principal or interest remaining unpaid, including legal interest thereon, and the balance of any expenses unpaid, as the Pledgee in its sole discretion may reasonably determine, and any surplus shall be paid to the Pledgor.

The Pledgor recognizes that if the Pledgee is unable to effect a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, the Pledgee may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor agrees that any such private sales may be at prices and on other reasonable terms less favorable to the seller than if sold at public sales and that such private sales shall be deemed to have been made in a commercially reasonable manner. The Pledgee shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended, even if the issuer would agree to do so.

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6. Marshaling. The Pledgee shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral pledged hereunder), or guaranties of, the Obligations or any part of them, or to resort to such security or guaranties in any particular order; and all of its rights hereunder and in respect of such securities and guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that the Pledgor lawfully may, the Pledgor hereby agrees that it will not invoke any law which might cause delay in or impede the enforcement of the Pledgee’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured and guaranteed, and the Pledgor hereby irrevocably waives the benefits of all such laws.

7. Pledgor’s Obligations Not Affected. The obligations of the Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by (a) any insolvency, bankruptcy, arrangement of or involving the Pledgor; (b) any exercise or non-exercise, or any waiver, by the Pledgee of any right, remedy, power or privilege under or in respect of any of the Obligations or any security therefor (including this Agreement); (c) any amendment or waiver of any of the terms of the Loan Agreement or any of the Obligations; (d) any amendment or waiver of any of the terms of any instrument (other than this Agreement) securing any of the Obligations or (e) the taking of additional security for or any guaranty of any of the Obligations or the release or discharge or termination of any security or guaranty for any of the Obligations; whether or not the Pledgor shall have notice or knowledge of any of the foregoing.

8. Transfer, etc. by the Pledgor. Without the prior written consent of the Pledgee, the Pledgor will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or pledge or grant any security interest in or otherwise encumber any of the Collateral or any interest therein; except for the pledge thereof provided for in this Agreement and restrictions on transfer under applicable law. Notwithstanding the foregoing to the contrary, Pledgee shall be entitled to withdraw from the Collateral any interest earned upon the original securities pledged as Collateral provided no Event of Default has occurred under this Agreement or under the Obligations.

9. Further Assurances. The Pledgor will do all such acts, and will furnish to the Pledgee all such financing statements, certificates, opinions and other documents and will do or cause to be done all such other things as the Pledgee may reasonably request from time to time in order to give full effect to this Agreement and to secure the rights of the Pledgee hereunder.

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10. Pledgee’s Exoneration. Under no circumstances shall the Pledgee be deemed to assume any responsibility for or obligation or duty (except for safe custody) with respect to any part or all of the Collateral, of any nature or kind or any matter or proceedings arising out of or relating thereto, but the same shall be at the Pledgor’s sole risk at all times. The Pledgee shall not be required to take any action of any kind to collect, preserve or protect its or the Pledgor’s rights in the Collateral or against any parties thereto. The Pledgor hereby releases the Pledgee from any claims, causes of action and demands at any time arising out of or with respect to this Agreement, the Obligations, the use of the Collateral and/or any actions reasonably taken or omitted to be taken by the Pledgee with respect thereto, and the Pledgor hereby agrees to hold the Pledgee harmless from and with respect to any and all such claims, causes of action and demands. The Pledgee’s prior recourse to any part or all of the Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Obligations.

11. No Waiver, Etc. No act, failure or delay by Pledgee shall constitute a waiver of its rights and remedies hereunder or otherwise. No single or partial waiver by the Pledgee of any default or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion. The Pledgor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any of the Obligations or the Collateral, and any and all other notices and demands whatsoever (except as expressly provided herein).

12. Notices, Etc. All notices, requests and other communications hereunder shall be in writing and shall be given as set forth in the Loan Agreement.

13. Termination. Upon payment in full of all the Obligations in accordance with their terms and the performance by the Pledgor of all of the Pledgor’s agreements under the Loan Documents, this Agreement and the other Obligations, this Agreement shall terminate and the Pledgor shall be entitled to the return, at the Pledgor’s expense, of such of the Collateral in the possession or control of the Pledgee as has not theretofore been disposed of pursuant to the provisions hereof, together with any moneys and other property at the time held by the Pledgee hereunder.

14. Miscellaneous Provisions. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a written instrument expressly referring to this Agreement and to the provisions so modified or limited, and executed by the party to be charged. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors in title and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee hereunder, inure to the benefit of the Pledgee, its successors in title and assigns. This Agreement and obligations of the Pledgor hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The descriptive section headings have been inserted for convenience of reference only and do not define or limit the provisions hereof. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall be in no way affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable terms had not been included herein. The Pledgor acknowledges receipt of a copy of this Agreement. Words and expressions used herein without definition which are defined in the Uniform Commercial Code have such defined meanings herein, unless the context otherwise indicates or requires. This Agreement may be executed in several counterparts, each of which when executed and delivered shall be original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

[Signatures on following page]

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IN WITNESS WHEREOF, the Pledgor and Pledgee have executed this Agreement as an instrument under seal on the date first above written.

PLEDGOR:

NATIONAL INVESTMENT MANAGERS INC.

By: /s/Steven Ross
Witness		Name: Steven Ross
Title: CEO

PLEDGEE:

RBS CITIZENS, NATIONAL ASSOCIATION

	By:	/s/David Bugbee
Witness		David J. Bugbee, Senior Vice President

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SCHEDULE I

1.	ABR Advisors, Inc. a New York corporation 2985 Navajo Street Yorktown Heights, NY 10598

2.	Asset Preservation Corp. a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Horsham, PA 19044-2376

3.	Benefit Dynamics, Inc. a Pennsylvania corporation 89 N. Haddon Avenue, Suite D Haddonfield, NJ 08033

4.	Benefit Management Inc. a Massachusetts corporation 3 Lyons Way North Attleboro, MA 02763

5.	BPI/PPA Inc. a Delaware corporation 1013 Centre Road Wilmington, DE 10805

6.	Circle Pension, Inc. a New York corporation Empire State Building 350 Fifth Ave., Suite 534 New York, NY 10118

7.	Complete Investment Management, Inc. of Philadelphia a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Pennsylvania Business Campus Horsham, PA 19044

8.	Haddon Strategic Alliances, Inc. a New Jersey corporation 426 Queensboro Lane Haddonfield, NJ 08033

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9.	Lamoriello & Co., Inc. a Rhode Island corporation 2374 Post Road, Suite 1 Warwick, RI 02886

10.	National Actuarial Pension Services, Inc. a Texas corporation 10777 Westheimer, Suite 220 Houston, TX 77042

11.	National Associates, Inc., N.W. a Washington corporation 2212 2nd Avenue W. Seattle, Washington 98119

12.	Pension Administration Services, Inc. a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Horsham, PA 19044-2376

13.	Pentec, Inc. a Connecticut corporation 72 Queen Street Southington, CT 06489

14.	Pentec Capital Management, Inc. a Connecticut corporation 72 Queen Street Southington, CT 06489

15.	Southeastern Pension Services, Inc. a Florida corporation 1525 International Parkway, Suite 2071 Lake Mary, FL 32746

16.	Stephen H. Rosen & Associates, Inc. a New Jersey corporation 89 North Haddon Avenue Haddonfield, NJ 08033

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17.	The Pension Alliance, Inc. a Pennsylvania corporation 2578 Interstate Drive, Suite 102 Harrisburg, PA 17110

18.	VEBA Administrators, Inc. a California corporation 4640 Admiralty Way, 9th Floor Marina Del Rey, CA 90292

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